Exhibit 10.1

August 27, 2024

Dear Brendan Jones,

Re: Executive Advisor Employment

Blink Charging Co. (“Blink”) is pleased to offer you the position of Executive Adviser. Your appointment is subject to approval by the Board of Directors (the “Board”) and Blink’s Chief Financial Officer and General Counsel. Your new Employment Start Date will commence on February 1st, 2025 (the “Start Date”), which is the day after your CEO and President employment agreement dated May 1st, 2023 (“CEO Agreement”) is terminated, which currently is set to terminate on January 31st, 2025. You will be reporting to the Company’s President and CEO. Your appointment is for six months until July 31, 2025 (the “Term”) with a potential additional 6-month extension. The extension must be approved by Senior Management and the Board.

As Executive Advisor you agree to perform assigned duties and responsibilities as directed by the Company’s President/CEO or the Board, which may include some tasks relevant to your former position as the President and CEO of Blink Charging and your expertise in the electric vehicle charging industry.

Upon adding your signature at the bottom, this offer-letter will constitute an employment agreement between you and the Company (the Agreement”). The Company and you agree that your CEO Agreement, including all its terms and conditions will remain in full force and effect until the day it terminates (01/31/2025). After the expiration of the CEO Agreement, you will no longer be entitled to any payments, benefits or other rights under the CEO Agreement, except for those accrued during the period the CEO Agreement was in effect, which include your annual bonus as CEO for 2024 and one month of the 2025 annual bonus (1/12 of the annual bonus).

Base Salary. During the Term, your starting annual base salary will be $14,583 per month (based on $175,000 annually), less applicable taxes, deductions, and withholdings, to be paid twice monthly and subject to a 6-month review (“Base Salary”). You will be paid on the Company’s regularly scheduled payday.

Blink Board Position. You have been serving on the Company’s Board as an “Inside Director” since March of 2021, and during the Term of your employment as an Executive Advisor, you agree to continue to serve on the Company’s Board for the duration of the term for which you were elected at the Annual Shareholders’ Meeting that took place on July 16, 2024. You acknowledge and agree that there is no compensation for serving as an Inside Director on the Board.

Employee Benefits. During the Term, you and your family shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to you and/or other executive employees, including, but not limited to, pension and other retirement plans, including any 401K Plan, group life insurance, dental insurance, medical insurance, sick leave, vacation and holidays at no cost to you.

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Business Expense Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for reasonable business expenses incurred in connection with your employment. All expenses over $1,000 must be preapproved by the Company’s CEO.

Termination by the Company for Cause. You may be terminated by the Company immediately and without notice for “Cause,” which shall mean: (i) your willful material misconduct; (ii) your willful failure to materially perform your responsibilities to the Company; or (iii) your conduct or action that is prohibited under the policies of the Company, including but not limited to, policies regarding sexual harassment, insider trading, corporate disclosure, substance abuse and conflicts of interest. The Company shall determine “Cause” after conducting a meeting where you can be heard on the topic.

Termination Without Cause and non-Renewal of Agreement. The Company may terminate your employment without Cause no earlier than 6 months past your Employment Start Date. (“Termination Without Cause”). In the event that termination without cause takes place prior to the end of the 6-month term, the Company will pay you the balance of your salary from the date of termination to the end of the 6-month term. Furthermore, the Company agrees that upon your termination or non-renewal of the Agreement you will not forfeit any unvested equity awards and that these awards will continue to vest after such termination or non-renewal and will be provided to you upon their vestment date. In addition, the Company agrees to provide you and your family with 18 months of COBRA coverage commencing on the date of termination or non-renewal of your Agreement.

All the above payments shall become due and payable within thirty (30) days following your termination.

Death and Disability. In the event of your death during the Term, your employment shall terminate immediately. If, during the Term, you shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate your employment. In the event your employment is terminated due to death or Disability, you (or your estate in case of death) shall be eligible to receive: (i) the separation benefits (in place of any severance payments); (ii) all unpaid Base Salary amounts; (iii) all outstanding and fully vested stock options and other Equity Awards; and (iv) all unvested equity awards shall continue to vest and shall be delivered to you or to your estate, as the case may be, when they fully vest over time.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of the Company, you will likely become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of the Company and/or Blink, and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. Therefore, you will be required to read, complete, and sign Blink’s standard Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to the Company on or before your Employment Start Date. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement with any third party.

Obligations. During your employment, you shall provide advice and guidance to Blink’s CEO and senior management as requested. However, this obligation shall not preclude you from engaging in any other business venture provided it is not in the electric vehicle charging business, appropriate civic, charitable or religious activities, or from serving on the boards of directors of companies that are not competitors to the Company.

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Cooperation. You agree that certain matters in which you will be involved during your employment may necessitate your cooperation in the future. Accordingly, following the termination of your employment for any reason, to the extent reasonably requested by the Company, you shall cooperate with the Company in connection with matters arising out of your service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of your other activities. The Company shall pay you $200 per hour for your services past-termination against and invoice, and shall reimburse you for reasonable expenses incurred in connection with such cooperation.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that during your employment with the Company you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company and/or Blink, including, without limitation, planning, developing, installing, marketing, selling, leasing, and providing services relating to electric vehicle charging stations. Nothing in this Agreement shall preclude or limit any other non-competition obligations you have towards the Company steaming from your CEO Agreement.

Additional Roles and Advocacy. During the term of this Agreement, you may be asked by others to serve as an advocate or expert on matters related to electric vehicles (EVs) and EV charging. This may include, but is not limited to, participating in public speaking engagements, consultations, and other activities related to the promotion and advancement of EVs and EV charging infrastructure Your involvement in such activities, whether paid or unpaid, shall be permissible provided that these activities do not directly compete with the business interests of the Company. You agree to disclose any potential conflicts of interest arising from such activities to the Company and ensure that their involvement does not adversely impact their obligations or duties under this Agreement. The Company acknowledges that advocating for EVs and EV charging aligns with your role and interests and agrees that such activities are not deemed competitive. As long as these activities are consistent with the non-competitive nature described, you are permitted to engage in them without restriction.

Company and Blink Policy Documents. As part of your onboarding process, you will be provided copies of the Company’s updated handbook which shall be considered the terms and conditions of your employment, including the Confidentiality, Non-Disclosure, and IP Ownership Agreement (“Blink Documents”), all of which must be returned to the Blink with signed consents and acknowledgments on or before your Employment Start Date.

Successors and Assigns. This Agreement shall not be assigned by you. Any purported assignment by you shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Respectfully,

Michael Rama

Chief Financial Officer

Blink Charging

Acceptance:

I accept this offer of employment with Blink Charging Co. and agree to the terms and conditions outlined in this letter.

/s/ Brendan Jones
Brendan Jones

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